SECOND AMENDMENT TO OFFICE LEASE
This Second Amendment to Office Lease (this “Second Amendment”) is made and entered into by and between KBSII 350 PLUMERIA, LLC, a Delaware limited liability company (“Landlord”), as successor-in-interest to BRE/Plumeria, LLC (“Original Landlord”), and NETGEAR, INC., a Delaware corporation (“Tenant”), effective as of July 1, 2015 (the “Effective Date”).
W I T N E S S E T H
WHEREAS, Landlord and Tenant are parties to that certain Office Lease dated September 25, 2007 originally entered into by and between Original Landlord and Tenant (the “Original Lease”), as amended by that certain First Amendment dated April 25, 2008 (the “First Amendment”; the Original Lease, as amended by the First Amendment, being the “Lease”), pursuant to which Tenant is currently leasing from Landlord certain premises containing a total of approximately 142,700 rentable square feet of space (the “Premises”) comprising the entirety of the building located at 350 East Plumeria Drive, San Jose, California; and
WHEREAS, the current Lease Term is scheduled to expire on March 31, 2018;
WHEREAS, Landlord and Tenant desire to amend the Lease to, among other things, extend the Lease Term, all as more particularly provided hereinbelow;
NOW, THEREFORE, pursuant to the foregoing, and in consideration of the mutual covenants and agreements contained in the Lease and herein, Landlord and Tenant hereby agree that the Lease is hereby modified and amended as set forth below:
1.Defined Terms. All capitalized terms used herein shall have the same meaning as defined in the Lease, unless otherwise defined in this Second Amendment.
2.Extension of Lease Term. Landlord and Tenant hereby agree to extend the Lease Term for an additional period of time continuing through and expiring on September 30, 2025 (the “Extension Term”), upon and subject to all of the existing terms of the Lease, except as otherwise hereinafter provided.
3.Base Rent. Tenant shall continue to pay Base Rent in accordance with the terms of the Lease; provided, however, commencing on the Effective Date and continuing through the Extension Term the Base Rent for the Premises shall be equal to the following:
Period    Monthly Installment
07/01/2015 – 06/30/2016    $235,455.00*
07/01/2016 – 06/30/2017    $242,518.65**
07/01/2017 – 06/30/2018    $249,794.21
07/01/2018 – 06/30/2019    $257,288.04

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07/01/2019 – 06/30/2020    $265,006.68
07/01/2020 – 06/30/2021    $272,956.88
07/01/2021 – 06/30/2022    $281,145.58
07/01/2022 – 06/30/2023    $289,579.95

07/01/2023 – 06/30/2024    $298,267.35
07/01/2024 – 06/30/2025    $307,215.37
07/01/2025 – 09/30/2025    $316,431.83
* Base Rent for the time period from July 1, 2015 through December 31, 2015 shall be abated in its entirety.
** (i) Base Rent for the time period from January 1, 2017 through February 28, 2017 shall be abated in its entirety. (ii) Tenant shall receive a partial abatement of the Base Rent due for the month of March 2017 in the amount of $214,962.70 so that during the month of March 2017 the Base Rent due shall equal $27,555.95 (all of the above abated Base Rent shall be collectively referred to herein as the “Abated Base Rent”). Notwithstanding the foregoing to the contrary, if Tenant defaults under the terms of the Lease, and such default results in the termination of the Lease, then the unamortized amount of the Abated Base Rent, amortized on a straight-line basis over the Extension Term, shall immediately become due and payable as part of Additional Rent under the Lease as of the day prior to such termination. In such event, Landlord shall be entitled to recover, in addition to any other amounts due from Tenant, the amount of the Abated Base Rent due under this Paragraph as Additional Rent.
During the periods above in which the Base Rent is abated Tenant shall continue to be obligated to pay all other sums due under the Lease, including, without limitation, all Additional Rent (i.e., it being acknowledged and agreed that the abatement shall only apply to the Base Rent and shall not apply to any other charges or rent due under the Lease).
Notwithstanding the foregoing to the contrary, during the Lease Term Landlord shall have the one (1) time right on at least sixty (60) days prior written notice to pay Tenant for the full amount of any future Abated Base Rent. In the event Landlord tenders such payment to Tenant, then the scheduled Abated Base Rent for which Landlord paid Tenant for shall be cancelled and Tenant shall pay Base Rent for such months without any such abatement.
4.Additional Rent. Tenant shall continue to pay all Additional Rent as set forth in the Lease throughout the Extension Term, including, without limitation, Tenant’s Share of Direct Expenses; provided, however, for purposes of calculating “Direct Expenses” (as originally defined in Section 4.2.1 of the Original Lease) from and after the Effective Date, the “Management Fee” (as

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originally defined in Section 4.2.1 of the Original Lease) included in Direct Expenses shall be equal to $70,636.50 per calendar year during the Extension Term (i.e., equal to $5,886.38 per month, which equates to two and one-half percent (2.5%) of the Base Rent due using the initial rate (without taking into account any abatement) following the Effective Date).
5.Condition of the Premises. Tenant hereby agrees to accept the Premises in their existing “AS-IS”, “WHERE-IS” and “WITH ALL FAULTS” condition, and Landlord shall have no obligation whatsoever to refurbish or otherwise improve the Premises at any time; provided, however, Landlord agrees to provide Tenant with an allowance of up to (but not to exceed) $713,500 (which is equal to $5.00 per square foot of rentable area) (the “Allowance”) which Allowance may be used as a reimbursement of Tenant’s expenses paid by Tenant to third-parties in connection with the installation of Alterations (as defined in Section 8.1 of the Original Lease) to the Premises performed after the Effective Date. Any such Alterations shall be constructed in accordance with the terms and conditions of Article 8 of the Original Lease and shall be subject to Landlord’s review and approval of plans and specifications as more particularly described in the Lease. In the event Tenant desires any such reimbursement of the Allowance, Tenant shall notify Landlord of the amounts that Tenant wants reimbursed (and, if reimbursed, Tenant shall include actual copies of paid invoices reflecting amounts Tenant desires to have reimbursed) within eighteen (18) months following the Effective Date, and, notwithstanding anything herein to the contrary, if Tenant fails to so notify Landlord in writing of such amounts Tenant desires to have reimbursed within said eighteen (18) month period, Tenant shall not be entitled to any such reimbursement and all such Allowance shall belong to Landlord and Tenant shall have no rights thereto. Landlord’s payment of the Allowance, or such portion thereof as Tenant may be entitled to, shall be made within thirty (30) days after each and all of the following conditions shall have been satisfied: (a) the Alterations shall have been completed in accordance with the plans submitted to and approved by Landlord in accordance with the Lease; (b) Tenant shall have delivered to Landlord satisfactory evidence that all mechanics’ lien rights of all contractors, suppliers, subcontractors, or materialmen furnishing labor, supplies or materials in the construction or installation of the Alterations have been unconditionally waived, released, or extinguished; (c) Tenant shall have delivered to Landlord paid receipts or other written evidence satisfactorily substantiating the actual amount of the construction costs of the Alterations; and (d) Tenant shall not then be in default of any of the provisions of the Lease beyond applicable notice and cure periods. If, at any time, the amount remaining in the Allowance is insufficient to pay for any requested reimbursements or expenses, then Tenant shall bear the cost of any excess and shall promptly pay the estimated cost of such excess to the applicable payee. If Tenant’s reimbursements are less than the Allowance, Tenant shall not receive any credit whatsoever for the difference. Except as otherwise expressly set forth in this paragraph, Tenant acknowledges and agrees that any and all improvements or allowances required to be performed or provided by Landlord in the Lease, if any, have been performed or satisfied.
6.Assignment/Subletting. The phrase “sixty percent (60%)” as set forth in the third and twenty-fourth lines of Section 14.3.1 of the Original Lease is amended to be “fifty percent

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(50%).” In addition, the parenthetical “(up to, in the case of such tenant improvements, a maximum of Two Dollars and Fifty Centers ($2.50) per rentable square foot in the Contemplated Transfer Space)” in the fourteenth through sixteenth lines of Section 14.3.1 is hereby deleted.
7.Security Deposit. Landlord is currently holding a Security Deposit under the Lease in the amount of $278,265.00 as set forth in Item 8 of the Summary of Basic Lease Information of the Original Lease. Within thirty (30) days after the Effective Date Landlord agrees to refund the Security Deposit to Tenant and upon such refund the “Security Deposit” set forth in Item 8 of the Summary of Basic Lease Information of the Original Lease shall be amended to be “None.”
8.Electric Vehicle Charging Stations. Within six (6) months following the Effective Date hereof, Landlord agrees to install three (3) electronic vehicle charging stations (with each such station allowing two (2) cars to be charged at once) in the Project in a location mutually agreeable to Landlord and Tenant. The style and specification of the same shall be in Landlord’s reasonable discretion and shall be subject to Tenant’s reasonable approval.
9.Renewal Options. Tenant shall continue to have the two (2) five (5) year options to further extend the Lease Term in accordance with the terms and conditions of Article 31 of the Original Lease; provided, however, the phrase “expiration of the initial Term of this Lease” as set forth in the third line of Section 31.2 of the Original Lease is amended to read “expiration of the Extension Term.”
10.Cancellation Option. Tenant shall have the one-time right to terminate the Lease in accordance with and subject to the terms and conditions of Exhibit A attached hereto and incorporated herein for all purposes.
11.Energy Disclosure. Tenant acknowledges and agrees that: (a) it has received all disclosures and other documentation or information for the Building required under Section 25402.10 of the California Public Resources Code and its implementing regulations, (b) such disclosure information is for the current occupancy and use of the Building, (c) the energy profile of the Building will vary depending on future occupancy or use of the Building, (d) the Building has not been proposed for LEED ratings, and (e) Landlord make no claims, representations or warranties regarding the future Energy Star profile of the Building. Tenant waives any claims or assertions that Landlord has failed to make the adequate energy disclosures required under applicable law and in no event shall Tenant assert a breach of the Lease or right to rescind the Lease (or this Second Amendment) due to any inadequate energy disclosures. During the Lease Term, Tenant shall reasonably cooperate with Landlord in connection with any energy disclosures for the Project that Landlord may be required to make in the future, such cooperation shall include, without limitation, execution of any reasonable release required for Landlord to access energy usage at the Project.
12.CASp Disclosure. As of the Effective Date of this Second Amendment, to Landlord’s knowledge the Premises has not undergone inspection by a Certified Access Specialist (CASp).

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13.No Preferential Rights or Options. Notwithstanding anything contained in the Lease to the contrary, except with respect to the renewal options described in Paragraph 9 of this Second Amendment and the cancellation option set forth in Paragraph 10 and Exhibit A of this Second Amendment, Landlord and Tenant stipulate and agree that Tenant has no preferential rights or options under the Lease, as herein amended, such as any rights of renewal, expansion, reduction, refusal, offer, purchase, termination, relocation or any other such preferential rights or options, such rights originally set forth in the Lease being hereby null and void in their entirety and of no further force or effect.
14.Brokers. Tenant represents and warrants that it has had no dealings with any broker or agent other than Newmark Cornish & Carey (“Broker”) in connection with the negotiation or execution of this Second Amendment, and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all costs, expenses or liability for commissions or other compensations or charges claimed by any broker or agent, other than

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Broker, with respect to this Second Amendment or the transactions evidenced hereby. Landlord shall pay a commission to Broker pursuant to a separate written agreement between Landlord and Broker.
15.Miscellaneous. With the exception of those terms and conditions specifically modified and amended herein, the herein referenced Lease shall remain in full force and effect in accordance with all its terms and conditions. In the event of any conflict between the terms and provisions of this Second Amendment and the terms and provisions of the Lease, the terms and provisions of this Second Amendment shall supersede and control.
16.Counterparts/Facsimile Signatures. This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Second Amendment, the parties may execute and exchange facsimile counterparts of the signature pages and facsimile counterparts shall serve as originals.
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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the dates set forth in the respective signature blocks below, to be effective for all purposes, however, as of the Effective Date.

LANDLORD:
KBSII 350 PLUMERIA, LLC, a Delaware limited liability company

By:	KBS Capital Advisors, LLC, a Delaware limited liability company, as agent

By:	/s/ Brent Carroll
Brent Carroll, Senior Vice President

Date:	June 25, 2015

TENANT:
NETGEAR, INC., a Delaware corporation

By:	/s/ Andrew Kim
Name:	Andrew Kim
Title:	SVP, Corp. Dev. & General Counsel
Date:	June 25, 2015

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EXHIBIT A
CANCELLATION OPTION
Provided no event of default shall then exist under the Lease past applicable notice and cure periods, Tenant shall have the right at any time on or before July 1, 2022, to send Landlord irrevocable written notice (the “Termination Notice”) that Tenant has elected to terminate this Lease, effective on July 1, 2023 (“Termination Date”).
If Tenant elects to terminate this Lease pursuant to the immediately preceding sentence, the effectiveness of such termination shall be conditioned upon Tenant paying to Landlord, simultaneously with Tenant’s delivery of the Termination Notice to Landlord, a termination fee equal to the sum of $1,166,875.50, which amount is equal to the sum of (i) the unamortized portion of the brokerage commissions paid by Landlord with respect to this Second Amendment, plus (ii) the unamortized portion of the Base Rent abatement provided by Landlord in connection with this Second Amendment, plus (iii) the unamortized portion of the Allowance provided in connection with this Second Amendment (as such amounts in (i) – (iii) are amortized on a straight-line basis over the period commencing on the Effective Date and continuing through the expiration of the Extension Term plus interest on such amortized amount payable at a rate of eight percent (8%) per annum) (collectively the “Termination Fee”). Such Termination Fee is consideration for Tenant’s option to terminate and shall not be applied to Base Rent, Additional Rent or any other obligation of Tenant. Except as otherwise expressly set forth in this Lease, Landlord and Tenant shall be relieved of all obligations accruing under this Lease after the Termination Date, but not any obligations accruing under the Lease prior to the effective date of such termination. Both Landlord and Tenant acknowledge and agree that it would be impracticable or extremely difficult to affix damages if Tenant terminates this Lease and that the Termination Fee set forth above represents a reasonable estimate of Landlord’s damages in the event Tenant terminates this Lease under this Exhibit A. If Tenant does not timely deliver the Termination Notice or Termination Fee to Landlord, then this termination option shall become null and void and the Lease shall continue in full force and effect.

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